EXHIBIT 95

MINE SAFETY DISCLOSURES

During the period covered by this quarterly report, the Mine Safety and Health Administration (“MSHA”) assessed civil penalties totaling $293.00 related to work performed by our subsidiary MOR PPM, Inc. (“PPM”) at Unimin Corporation’s Kasota Pit & Plant in Minnesota.  PPM has no other disclosures to report under section 1503 for the Kasota Pit & Plant for the period covered by this quarterly report.
During the same reporting period, MSHA assessed total civil penalties of $17,577.00 related to work PPM performed at the Hi-Crush Blair Plant in Trempealeau County, Wisconsin. PPM has no other disclosures to report under section 1503 for the Blair Plant for the period covered by this quarterly report.
During the period covered by this quarterly report, our subsidiary Contra Costa Electric, Inc. (“CCEI”) received one significant and substantial (“S&S”) citation from MSHA related to work CCEI performed at U.S. Borax Inc.’s Boron Operations in Kern County, CA. The citation was subsequently terminated by MSHA. The total civil penalty assessed by MSHA related to CCEI’s work at the Boron Operations for this reporting period was $108.00. CCEI has no other disclosures to report under section 1503 for the Boron Operations for the period covered by this quarterly report.